Exhibit 10.16

Executive Retiree LTI Program

1.Purpose
The Executive Retiree LTI Program (the “ERP”) establishes the predetermined guidelines for certain executive officers and other members of the senior management team (the “Covered Executives”) as designated by the Compensation Committee of the Board of Directors (the “Compensation Committee”) who retire from AZZ Inc. (“AZZ”). It defines the eligibility, and other vesting requirements for transition to the successor of the retiree in order for continued vesting of the annual equity awards after retirement beginning with fiscal year 2026 annual awards and thereafter.

2.Definitions
a.Covered Executive: Executive officers of AZZ and other members of the senior management team designated by the Compensation Committee as participants and they typically receive annual PSU equity awards.

b.Qualified Retirement: Voluntary termination of employment when a Covered Executive:
•Reaches 65 years of age, or
•Reaches 55 years of age and has completed ten (10) years of service with AZZ; and
•Meets the eligibility criteria set forth below.

3.Vesting of Equity Awards for Covered Executives Upon a Qualified Retirement
a.Eligible Covered Executives will continue to vest their previously granted RSUs on schedule, provided the awards have been held for at least one (1) year from the Covered Executive’s respective Qualified Retirement date.

b.Covered Executives will receive a pro-rata portion of PSUs, per the original vesting schedule and at the calculated payout, for equity awards held longer than one (1) year from the Covered Executive’s Qualified Retirement date.

4.Eligibility Criteria for Qualified Retirement Benefits
To qualify for retirement-related benefits, a Covered Executive must:
•Be 65 years of age or be 55 years of age and have 10 yrs of service with AZZ;
•Not have a separate employment agreement that sets forth retirement terms and conditions;
•Not be receiving severance payments or have entered into a severance agreement;
•Provide sufficient notice of such Covered Executive’s intent to retire from AZZ;
•Ensure adequate succession or continuity planning is in place for the Covered Executive’s position;

•Be compliant with AZZ’s executive stock ownership requirements on the Covered Executive’s retirement date; and
•Sign a waiver and release agreement with AZZ.

5.Fiscal year 2023, fiscal year 2024, and fiscal year 2025 RSU and PSU award agreements will be amended for the Covered Executives to allow vesting subsequent to a Qualified Retirement at the Compensation Committee’s discretion.

6.Review and Modifications of the ERP
This program will be periodically reviewed to align with market practices, and the list of Covered Executives permitted to participate the ERP will be approved by the Compensation Committee on an annual basis. Modifications to the ERP could potentially be made in the future based on changes in AZZ’s business strategy and/or changes in AZZ’s industry peer benchmarking analysis. Any modifications or waivers to the ERP must be approved in writing by the Compensation Committee.